UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported): August 6, 2024

Centrus Energy Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6901 Rockledge Drive, Suite 800
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.10 per share	LEU	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 6, 2024, the Board of Directors (the “Board”) of Centrus Energy Corp. (the “Company”) increased its size from eight directors to nine directors and appointed Stephanie O’Sullivan to the Board effective immediately. Ms. O'Sullivan served as the Principal Deputy Director of National Intelligence at Office of the Director of National Intelligence ("ODNI") from Feb 2011 - Jan 2017. Ms. O'Sullivan focused on the operations of the ODNI and the Intelligence Community ("IC"), as well as IC integration initiatives and resource challenges. Before this assignment she served as the Associate Deputy Director of the Central Intelligence Agency ("CIA" or "Agency") where she worked with the Director and Deputy Director in the overall leadership of the Agency, with emphasis on day-to-day management of the organization.

Prior to becoming Associate Deputy Director of the CIA, Ms. O'Sullivan for four years led the CIA's Directorate of Science and Technology ("DS&T") - the part of the Agency responsible for developing and deploying innovative technology in support of intelligence collection and analysis. In her career, she held various management positions in the CIA's DS&T, where her responsibilities included systems acquisition and research and development in fields ranging from power sources to biotechnology. Ms. O'Sullivan joined the CIA in 1995 after working for the Office of Naval Intelligence and TRW.

As a Board member, Ms. O'Sullivan, consistent with the Company’s existing practices with respect to director compensation, will receive (i) an annual cash retainer in an amount equal to $72,000, pro-rated based on her appointment date, and (ii) an annual grant of Restricted Stock Units ("RSUs") with a value equal to $130,000 per year, pro-rated based on the appointment date (based on the closing price of the Company’s Class A common stock on the appointment date), such RSUs to vest in the same manner as RSUs granted for non-employee director annual retainers and subject to the terms of the Centrus Energy Corp. Amended and Restated 2014 Equity Incentive Plan, as amended, and the Company’s standard form of award agreement for the grant of RSUs for director annual retainers to non-employee directors.

There are no arrangements between Ms. O'Sullivan and any other person pursuant to which she was elected to serve as a director. Except as disclosed below, there are no related party transactions between the Company and Ms. O’Sullivan that would require disclosure under Item 404(a) of Regulation S-K.

In connection with Ms. O’Sullivan’s appointment as a member of the Board, the Company and Ms. O’Sullivan entered into the Company’s standard indemnification agreement. The form of indemnification agreement was filed as Exhibit 10.77 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the Securities and Exchange Commission on March 16, 2015. The indemnification agreement provides for broad based indemnification in favor of the director or officer party thereto as authorized or permitted by law and as otherwise set forth in the agreement.

A copy of the related press release announcing Ms. O’Sullivan’s appointment is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 7, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

Date:	August 7, 2024	By:	/s/ Kevin J. Harrill
Kevin J. Harrill
Senior Vice President, Chief Financial Officer,
and Treasurer